Exhibit 3.1(b)
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF LIMITED
PARTNERSHIP OF
SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L.P.
UNDER SECTION 121-202
OF THE NEW YORK REVISED LIMITED PARTNERSHIP ACT
1. The name of the limited partnership is Salomon Smith Barney Global Diversified Futures Fund L.P.
     The name under which the limited partnership was formed is Smith Barney Strategic Diversified Futures Fund L.P.
2. The certificate of limited partnership of the limited partnership was filed by the Department of State on June 15, 1998.
3. The certificate of limited partnership of the limited partnership is hereby amended in the following respects:
     Paragraph 5 of the certificate of limited partnership which sets forth the name and business address of each general partner is hereby amended to read as follows:
Smith Barney Futures Management LLC
390 Greenwich Street
New York, NY 10013
     This Amendment reflects the admission of a general partner and a withdrawal of a general partner. The name of the admitted general partner is Smith Barney Futures Management LLC., whose date of admission is October 1, 1999. The name of the withdrawing general partner is Smith Barney Futures Management Inc., whose date of withdrawal is October 1, 1999.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 1st day of October, 1999 and affirm the statements contained herein as true under penalties of perjury.

Withdrawing General Partner Smith Barney Futures Management Inc.
By:	/s/ David J. Vogel
David J. Vogel, President

Admitted General Partner Smith Barney Futures Management LLC
By:	/s/ David J. Vogel
David J. Vogel, President